Exhibit 21

LIST OF SUBSIDIARIES

1.

CBA Professional Services, Inc. D/B/A BodyCells, Inc., a Florida Corporation

2.

CBA Properties, Inc., a Florida Corporation

3.

Rainmakers International, a Florida Corporation

4.

Family Marketing, Inc., (sold on September 5, 2006) a Florida Corporation